Exhibit 99.1

CARS Reports First Quarter 2022 Results

Continued Growth in Revenue, Dealer Customers and ARPD

Closed Accu-Trade Group Acquisition

CHICAGO, May 5, 2022 -- Cars.com Inc. (NYSE: CARS) (“CARS” or the “Company”), the leading automotive marketplace platform that provides a robust set of digital solutions, today released its financial results for the first quarter ended March 31, 2022.

Q1 2022 Financial and Key Metric Highlights

●
Revenue of $158.2 million, up $4.9 million, or 3% year-over-year
●
Net income of $4.3 million, or $0.06 per diluted share, compared to Net income of $5.3 million, or $0.08 per diluted share, in the prior year
●
Adjusted EBITDA of $42.0 million, or 27% of revenue, down $6.1 million, year-over-year
●
Average Monthly Unique Visitors (“UVs”) of 26.6 million, up 2% year-over-year
●
Traffic (“Visits”) of 148.5 million, down 5% year-over-year
●
Monthly Average Revenue Per Dealer (“ARPD”) of $2,291, up 1% from $2,268 in the prior year period
●
Dealer Customers of 19,500 as of March 31, 2022, up 321 compared to 19,179 as of December 31, 2021, and up 677, or 4%, compared to March 31, 2021

Operational Highlights

●
Closed the acquisition of the Accu-Trade Group, a leading vehicle appraisal and acquisition solution, further advancing the company’s platform strategy and accelerating CARS’ end-to-end capabilities
●
Closed nearly 200 sales during the three-day National Automobile Dealers Association show (“NADA”)
●
Demonstrated EV leadership with CARS’ EV Buying Guide and consumer live stream event, comprehensive resources for shoppers considering an electric vehicle for their next vehicle purchase

“We are starting the year strong, delivering growth in revenue, dealer customers and ARPD, despite continuing macro-economic challenges. Interest in our expanded suite of digital solutions remains high, with dealers viewing the CARS platform as distinct and well-integrated,” said Alex Vetter, Chief Executive Officer of CARS. “We continue to successfully execute our differentiated strategy and invest in our end-to-end capabilities, positioning CARS for sustainable growth for 2022 and beyond.”

Q1 2022 Results

Revenue for the first quarter totaled $158.2 million, an increase of $4.9 million, or 3%, compared to the prior year period. Dealer revenue grew 6% year-over-year, driven by 4% growth in dealer customers and 1% growth in ARPD, primarily related to continued penetration of the Company’s digital solutions and FUEL. As anticipated, solid growth in Dealer revenue was offset by a 16% year-over-year decrease in OEM and national revenue, reflecting lower OEM advertising budgets as new car inventory shortages persist.

Total operating expenses for the first quarter were $147.3 million, compared to $136.7 million for the prior year period. Adjusted Operating Expenses for the quarter were $141.0 million, a $10.1 million increase compared to the prior year period driven by an increase in marketing investments, including a return to in-person industry events that had been curtailed due to the pandemic as well as higher Product and Technology expense driven by higher compensation and consulting costs, including the addition and integration of CreditIQ and Accu-Trade.

Net income for the quarter was $4.3 million, or $0.06 per diluted share, compared to Net income of $5.3 million, or $0.08 per diluted share, in the first quarter of 2021.

Adjusted EBITDA for the quarter totaled $42.0 million, or 27% of revenue, compared to $48.1 million, or 31% of revenue, for the prior year period.

For the quarter, we delivered double-digit lead growth and 2% growth in Average Monthly Unique Visitors, compared to the prior year. Total Traffic was 5% lower compared to the first quarter of 2021.

As of March 31, 2022, Dealer Customers totaled 19,500, an increase of 321 Dealer Customers compared to the end of the fourth quarter of 2021, driven by continued strong retention rates and new customer additions. Compared to March 31, 2021, Dealer Customers increased 677, or 4%.

First quarter ARPD was $2,291, up 1% year-over-year, driven by continued growth in digital solutions and FUEL.

Cash Flow and Balance Sheet

Net cash provided by operating activities in the first quarter was $30.4 million, $20.0 million lower compared to the prior year. Free Cash Flow in the first quarter was $26.4 million compared to $44.1 million in the prior year. This decline was primarily due to a $9.1 million tax refund that we received last year related to the carryback of NOLs as a result of the CARES act and higher compensation payments in the current year period.

The Company borrowed $45.0 million on its revolving credit facility to fund the Accu-Trade Group acquisition and made $2.5 million in debt repayments during the quarter, resulting in total debt outstanding of $520.0 million as of March 31, 2022. The Company’s total net leverage ratio at quarter-end was 2.7x, compared to 2.9x as of March 31, 2021. Total liquidity was $215.5 million, including cash and cash equivalents of $30.5 million and $185.0 million of revolver capacity, as of March 31, 2022.

As previously announced on February 24, 2022, the Company’s Board of Directors approved a share repurchase program of up to $200 million of outstanding shares of CARS common stock over the next three years. During the first quarter, the Company repurchased 338 thousand of its common shares for $5.0 million.

“Our foundation for delivering another quarter of revenue growth and strong cash flow, in-line with our expectations is the value we provide our Dealer Customers. We maintain a strong balance sheet, an active focus on the integration of our recently acquired digital solutions and a return of capital to shareholders while maintaining modest net leverage,” said Jandy Tomy, Interim Chief Financial Officer of CARS.

2022 Outlook

For the second quarter of 2022, the Company expects Revenue of approximately $161 million to $163 million. Guidance reflects the continuation of our strong first quarter 2022 performance balanced against the continuation of the impact of the macro-economic environment including industry-wide inventory shortages. The Company expects year-over-year revenue growth to accelerate throughout the year as the Company rolls-out recently acquired solutions and inventory replenishes. The Company reaffirms its full-year revenue guidance of 6% to 8% year-over-year growth, with double-digit revenue growth in the fourth quarter, assuming inventory shortages begin to recover in the fourth quarter and the economic environment does not have a worsening impact on consumer car buying behavior.

Adjusted EBITDA margin for the second quarter is expected to be between 26% and 28% and includes the margin impact of our expected revenue mix as well as higher year-over-year expenses as we invest in the integration and launch of our recently acquired dealer solutions, in marketing and in our people. Adjusted EBITDA margin is expected to approach 30% by the fourth quarter as revenue growth accelerates and OEM and National revenue begins to recover in connection with inventory levels.

Q1 2022 Earnings Call

As previously announced, management will hold a conference call and webcast today at 8:00 a.m. CT. This webcast may be accessed at investor.cars.com. A replay of the webcast will be available at this website following the conclusion of the call until May 19, 2022.

About CARS

CARS is the leading automotive marketplace platform that provides a robust set of digital solutions to connect car shoppers with sellers. Launched in 1998 with the flagship marketplace Cars.com and headquartered in Chicago, the Company empowers shoppers with the data, resources and digital tools needed to make informed buying decisions and seamlessly connect with automotive retailers. In a rapidly changing market, CARS enables dealerships and OEMs with innovative technical solutions and data-driven intelligence to better reach and influence ready-to-buy shoppers, increase inventory turn and gain market share.

In addition to Cars.com, CARS brands include Dealer Inspire, a technology provider building solutions that future-proof dealerships with more efficient operations and connected digital experiences; FUEL, which gives dealers and OEMs the opportunity to harness the untapped power of digital video by leveraging Cars.com's pure audience of in-market car shoppers, DealerRater, a leading car dealer review and reputation management platform, automotive fintech platform CreditIQ, and Accu-Trade, a leading provider of vehicle acquisition technology and valuation data.

The full suite of CARS properties includes Cars.com™, Dealer Inspire®, FUEL™, DealerRater®, CreditIQ™, Accu-Trade™, Auto.com™, PickupTrucks.com™ and NewCars.com®. For more information, visit www.Cars.com.

Non-GAAP Financial Measures

This earnings release discusses Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow and Adjusted Operating Expenses. These financial measures are not prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). These financial measures are presented as supplemental measures of operating performance because the Company believes they provide meaningful information regarding the Company’s performance and provide a basis to compare operating results between periods. In addition, the Company uses Adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA also is used as a performance measure under the Company’s credit agreement and includes adjustments such as the items defined below and other further adjustments, which are defined in the credit agreement. These non-GAAP financial measures are frequently used by the Company’s lenders, securities analysts, investors and other interested parties to evaluate companies in the Company’s industry. For a reconciliation of the non-GAAP measures presented in this earnings release to their most directly comparable financial measure prepared in accordance with GAAP, see "Non-GAAP Reconciliations" below.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

The Company defines Adjusted EBITDA as net income (loss) before (1) interest expense, net, (2) income tax (benefit) expense, (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, (6) unrealized mark-to-market adjustments and cash transactions related to derivative instruments, and (7) certain other items, such as transaction-related items, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets.

Transaction-related items result from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (1) transaction-related bonuses and (2) expenses for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms. Transaction-related items may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, consulting, compensation and other incremental costs associated with integration projects, and amortization of deferred revenue related to the Accu-Trade acquisition.

The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internal-use software and website development costs.

The Company defines Adjusted Operating Expenses as total operating expenses adjusted to exclude stock-based compensation, write-off and impairments of goodwill, intangible assets, long-lived assets, severance, transformation and other exit costs and transaction-related items.

Key Metric Definitions

Traffic (“Visits”). Traffic is fundamental to the Company’s business. Traffic to the CARS network of websites and mobile apps provides value to the Company’s advertisers in terms of audience, awareness, consideration and conversion. In addition to tracking traffic volume and sources, the Company monitors activity on its properties, allowing the Company to innovate and refine its consumer-facing offerings. Traffic is defined as the number of visits to CARS desktop and mobile properties (responsive sites and mobile apps), measured using Adobe Analytics. Traffic does not include traffic to Dealer Inspire websites. Traffic provides an indication of the Company’s consumer reach. Although the Company’s consumer reach does not directly result in revenue, the Company believes its ability to reach in-market car shoppers is attractive to its dealer customers and national advertisers.

Average Monthly Unique Visitors ("UVs"). Growth in unique visitors and consumer traffic to the Company’s network of websites and mobile apps increases the number of impressions, clicks, leads and other events it can monetize to generate revenue. The Company defines UVs in a given month as the number of distinct visitors that engage with its platform during that month. Visitors are identified when a user first visits an individual CARS property on an individual device/browser combination or installs one of its mobile apps on an individual device. If a visitor accesses more than one of the Company’s web properties or apps or uses more than one device or browser, each of those unique property/browser/app/device combinations counts toward the number of UVs. UVs do not include Dealer Inspire UVs. The Company measures UVs using Adobe Analytics.

Dealer Customers. Dealer Customers represent dealerships using the Company’s products as of the end of each reporting period. Each physical or virtual dealership location is counted separately, whether it is a single-location proprietorship or part of a large, consolidated dealer group. Multi-franchise dealerships at a single location are counted as one dealer. All Dealer Customer metrics do not include Accu-Trade as it would be impracticable to do so.

Average Revenue Per Dealer ("ARPD"). The Company believes that its ability to grow ARPD is an indicator of the value proposition of its platform. The Company defines ARPD as Dealer revenue, excluding digital advertising services, during the period divided by the monthly average number of Dealer Customers during the same period. ARPD does not include Accu-Trade as it would be impracticable to do so.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical facts are forward-looking statements. Forward-looking statements include information concerning the Company’s industry, Dealer Customers, results of operations, business strategies, plans and objectives, market potential, outlook, trends, future financial performance, planned operational and product improvements, potential strategic transactions, recent acquisitions, such as CreditIQ and Accu-Trade, liquidity, including draws from the Company’s revolving credit facility, expense management and other matters and involve known and unknown risks that are difficult to predict. These statements often include words such as "believe," "expect," "project," "anticipate," "outlook," "intend," "strategy," "plan," "estimate," "target," "seek," "will," "may," "would," "should," "could," "forecasts," "mission," "strive," "more," "goal" or similar expressions. As a result, the Company’s actual financial results, performance, achievements, strategic actions or prospects may differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements are based on the Company’s current expectations, beliefs, strategies, estimates, projections and assumptions, based on its experience in the industry as well as the Company’s perceptions of historical trends, current conditions, expected future developments, current developments regarding the COVID-19 pandemic and other factors the Company thinks are appropriate. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are expressed in good faith and the Company believes these judgments are reasonable. However, you should understand that these statements are not guarantees of strategic action, performance or results. The Company’s actual results and strategic actions could differ materially from those expressed in the forward-looking statements. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data. Whether or not any such forward-looking statement is in fact achieved will depend on future events, some of which are beyond the Company’s control.

Forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond the Company’s control, that could cause its actual results and strategic actions to differ materially from those expressed in the forward-looking statements contained in this press release. For a detailed discussion of many of these and other risks and uncertainties, see the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K and its other filings with the Securities and Exchange Commission, available on the Company’s website at investor.cars.com or via EDGAR at www.sec.gov. All forward-looking statements contained in this press release are qualified by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of these risks and uncertainties. The forward-looking statements contained in this press release are based only on information currently available to the Company and speak only as of the date of this press release. The Company undertakes no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

The forward-looking statements in this report are intended to be subject to the safe harbor protection provided by the federal securities laws.

CARS Investor Relations Contact:

Robbin Moore-Randolph

rmr@cars.com

312.601.5929

CARS Media Contact:

Marita Thomas

mthomas@cars.com

312.601.5692

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Cars.com Inc.

Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
Revenue:
Dealer	$140,416	$132,958
OEM and National	15,174	18,069
Other	2,617	2,268
Total revenue	158,207	153,295
Operating expenses:
Cost of revenue and operations	27,752	27,831
Product and technology	21,307	16,760
Marketing and sales	57,094	53,211
General and administrative	16,560	13,266
Depreciation and amortization	24,553	25,680
Total operating expenses	147,266	136,748
Operating income	10,941	16,547
Nonoperating expense:
Interest expense, net	(9,330)	(10,001)
Other income, net	208	38
Total nonoperating expense, net	(9,122)	(9,963)
Income before income taxes	1,819	6,584
Income tax (benefit) expense	(2,521)	1,306
Net income	$4,340	$5,278
Weighted-average common shares outstanding:
Basic	69,463	67,787
Diluted	70,899	70,254
Earnings per share:
Basic	$0.06	$0.08
Diluted	0.06	0.08

Cars.com Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	March 31, 2022	December 31, 2021 (1)
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$30,453	$39,069
Accounts receivable, net	96,013	98,893
Prepaid expenses	8,509	7,810
Other current assets	3,428	1,665
Total current assets	138,403	147,437
Property and equipment, net	42,949	43,005
Goodwill	101,763	26,227
Intangible assets, net	764,564	769,424
Investments and other assets, net	21,538	21,112
Total assets	$1,069,217	$1,007,205
Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$16,810	$15,420
Accrued compensation	10,124	23,612
Current portion of long-term debt, net	10,226	8,941
Other accrued liabilities	58,642	46,317
Total current liabilities	95,802	94,290
Noncurrent liabilities:
Long-term debt, net	499,182	457,383
Other noncurrent liabilities	78,146	57,512
Total noncurrent liabilities	577,328	514,895
Total liabilities	673,130	609,185
Commitments and contingencies
Stockholders' equity:
Preferred Stock at par, $0.01 par value; 5,000 shares authorized; no shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	—	—
Common Stock at par, $0.01 par value; 300,000 shares authorized; 69,803 and 69,170 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	698	692
Additional paid-in capital	1,537,231	1,544,712
Accumulated deficit	(1,141,042)	(1,145,382)
Accumulated other comprehensive loss	(800)	(2,002)
Total stockholders' equity	396,087	398,020
Total liabilities and stockholders' equity	$1,069,217	$1,007,205
(1)
During the three months ended March 31, 2022, the Company identified a $30.8 million overstatement of the valuation allowance recorded against deferred tax assets that originated in 2020. The Company also recorded an immaterial income tax adjustment relating to a prior period. The Company has concluded these items are not material to the previously issued Consolidated Financial Statements and has therefore corrected these prior period amounts as presented in the current period Consolidated Financial Statements. See further discussion within the Company’s Form 10-Q for the period ended March 31, 2022.

Cars.com Inc.

Consolidated Statements of Cash Flows

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income	$4,340	$5,278
Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation	4,014	4,021
Amortization of intangible assets	20,539	21,659
Amortization of accumulated other comprehensive loss on interest rate swap	1,417	1,417
Stock-based compensation	5,221	4,978
Deferred income taxes	(374)	(226)
Provision for doubtful accounts	27	129
Amortization of debt issuance costs	816	834
Amortization of Accu-Trade Acquisition fair value deferred revenue	(442)	—
Other, net	87	(34)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	4,442	282
Prepaid expenses and other assets	(3,073)	5,782
Accounts payable	1,081	6,438
Accrued compensation	(13,488)	(9,141)
Other liabilities	5,751	8,945
Net cash provided by operating activities	30,358	50,362
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(64,770)	—
Purchase of property and equipment	(4,008)	(6,219)
Net cash used in investing activities	(68,778)	(6,219)
Cash flows from financing activities:
Proceeds from revolving loan borrowings	45,000	—
Payments of long-term debt	(2,500)	(52,500)
Stock-based compensation plans, net	(7,696)	(5,630)
Repurchases of common stock	(5,000)	—
Payments of debt issuance costs and other fees	—	(8)
Net cash provided by (used in) financing activities	29,804	(58,138)
Net decrease in cash and cash equivalents	(8,616)	(13,995)
Cash and cash equivalents at beginning of period	39,069	67,719
Cash and cash equivalents at end of period	$30,453	$53,724
Supplemental cash flow information:
Cash paid (received) for income taxes, net of refunds	$17	$(9,045)
Cash paid for interest and swap	2,743	3,503

Cars.com Inc.

Non-GAAP Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
Reconciliation of Net income to Adjusted EBITDA

Net income	$4,340	$5,278
Interest expense, net	9,330	10,001
Income tax (benefit) expense	(2,521)	1,306
Depreciation and amortization	24,553	25,680
Stock-based compensation	5,417	5,108
Write-off of long-lived assets and other	(45)	(15)
Severance, transformation and other exit costs	392	780
Transaction-related items	556	—
Adjusted EBITDA	$42,022	$48,138

Reconciliation of Net cash provided by operating activities to Free cash flow

Net cash provided by operating activities	$30,358	$50,362
Purchase of property and equipment	(4,008)	(6,219)
Free cash flow	$26,350	$44,143

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended March 31, 2022:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$27,752	$—	$(195)	$27,557
Product and technology	21,307	—	(1,240)	20,067
Marketing and sales	57,094	—	(1,305)	55,789
General and administrative	16,560	(873)	(2,677)	13,010
Depreciation and amortization	24,553	—	—	24,553
Total operating expenses	$147,266	$(873)	$(5,417)	$140,976

Total nonoperating expense, net	$(9,122)	$30	$—	$(9,092)

(1) Includes transaction related items, severance, transformation and other exit costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended March 31, 2021:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$27,831	$—	$(354)	$27,477
Product and technology	16,760	—	(1,281)	15,479
Marketing and sales	53,211	—	(1,313)	51,898
General and administrative	13,266	(762)	(2,160)	10,344
Depreciation and amortization	25,680	—	—	25,680
Total operating expenses	$136,748	$(762)	$(5,108)	$130,878

Total nonoperating expense, net	$(9,963)	$3	$—	$(9,960)

(1) Includes severance, transformation and other exit costs, and write-off of long-lived assets and other.